Exhibit 99.1Press Release of the Registrant

Contact: Terry L. Cochran, President and CEO 541/298-6633 or tcochran@columbiabancorp.com Staci L. Coburn, Executive Vice President and CFO 541/298-3169 or scoburn@columbiariverbank.com

COLUMBIA BANCORP ANNOUNCES FILING OF FORM 10-Q QUARTERLY REPORT AND SECOND
QUARTER 2009 FINANCIAL RESULTS

The Dalles, Oregon – August 10, 2009 – Columbia Bancorp (Nasdaq: CBBO), the bank holding company for Columbia River Bank, today announced a loss for the second quarter of 2009 of $23.3 million, or $2.31 per diluted share including $14.4 million in provision for loan losses, $7.2 million in non-recurring, non-cash income tax expense primarily related to the establishment of a valuation allowance against deferred tax assets and $1.4 million in FDIC premiums and state assessments.  “While the economic conditions continue to present challenges across the financial industry, we remain focused on our strategic initiative to increase liquidity through the realignment of the balance sheet,” stated Terry L. Cochran, President and CEO.  Columbia reduced its gross loan balances by $36.8 million to $799.6 million and increased deposits by $55.5 million to $992.7 million during the second quarter 2009.  This realignment continued to improve Columbia River Bank’s funding position, increasing liquid assets as a percentage of total assets from 10.3% as of March 31, 2009 to 17.5% as of June 30, 2009, as well as decreasing the loan to deposit ratio from 88.3% to 85.5% on a linked quarter basis.  “I am very pleased with the efforts of our branch and administration teams in continuing to provide excellent customer service.  We particularly appreciate the confidence of our customers, as evidenced by the opening more than 1,400 new accounts during the quarter,” Cochran added.

Columbia continues to be impacted by the U.S. economic condition and its negative impact on two of Columbia’s primary market areas, where real estate values have dropped substantially.  Second quarter loan loss provisions resulted primarily from continued declines in collateral values underlying residential home construction and lot development loans in those markets.  Geographically, these loans remain concentrated in Columbia’s Central Oregon and Portland-Vancouver metropolitan markets.  Net charge-offs totaled $14.9 million for the second quarter of 2009, including charge-offs of $10.3 million related to residential construction loans and $2.1 million related to 1-4 family residential term loans.  “We are proactively ensuring that our lenders and special asset teams continue to have the necessary resources to focus on working with borrowers to mitigate any potential losses, and exiting out of existing non-performing assets,” stated Cochran.

As of June 30, 2009, non-performing assets totaled $122.6 million, compared to $106.4 million as of March 31, 2009.  The $16.2 million net increase in non-performing assets is primarily in the non-accrual loan category.  Non-accrual loans continue to be centered in the residential sectors of the portfolio, which accounts for 66% of the non-accrual totals.  Other real estate owned (“OREO”) totaled $11.3 million as of June 30, 2009.  During the second quarter, two OREO properties totaling approximately $746,000 were sold at a net gain of $20,000; $1.2 million of foreclosed properties were added to OREO; and an impairment charge of $499,000 was recognized on three properties due to declining values.

Columbia’s net interest income totaled $6.6 million for the second quarter of 2009, compared to $6.8 million for the first quarter of 2009.  Despite total average earning assets decreasing slightly during the quarter, as a percentage of total average assets, average earning assets increased from 91.75% for the first quarter of 2009 to 93.27% for the second quarter of 2009.  Columbia’s net interest margin decreased slightly to 2.74% for the second quarter of 2009 as compared to 2.79% on a linked quarter basis.  During this same time period, the shift in earning asset mix from overall higher yielding loans to lower yielding cash and liquid investments, in direct response to Columbia’s strategic initiative to maintain and improve liquidity, directly impacted the net interest margin.  Additionally, Columbia reversed $1.4 million of interest income from loans placed on non-accrual status.  Interest income would have been $2.7 million higher had non-accrual loans performed according to terms.  Offsetting the lower loan yield was a declining cost of funds resulting from pay downs of higher cost brokered certificates of deposit and lower cost of funds for retail deposits.  During the second quarter, Columbia reduced brokered certificates of deposit by $25.3 million that carried a weighted average rate of 4.26%.

COLUMBIA BANCORP ANNOUNCES FILING OF FORM 10-Q
AUGUST 10, 2009

Included in Columbia’s SEC filing of Form 10-Q for the second quarter of 2009, is additional financial information and discussion relating to the financial results of Columbia as of June 30, 2009.  This filing can be located at http://www.columbiabancorp.com or a copy can be requested by emailing investorrelations@columbiabancorp.com or calling 541.298.3191.

ABOUT COLUMBIA BANCORP

Columbia Bancorp (www.columbiabancorp.com) is the bank holding company for Columbia River Bank, which operates 21 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond (2), Pendleton, Hermiston, McMinnville, Canby, and Newberg, Oregon, and in Goldendale, White Salmon, Sunnyside, Yakima, Pasco, Richland, and Vancouver, Washington.  To supplement its community banking services, Columbia River Bank also provides brokerage services through CRB Financial Services Team.

FORWARD LOOKING STATEMENTS

This press release may contain various forward-looking statements about plans and anticipated results of operations and financial condition relating to Columbia Bancorp. These statements include statements about management’s present plans and intentions about our strategy, growth, and deployment of resources, and about management’s expectations for future financial performance. Readers can sometimes identify forward-looking statements by the use of prospective language and context, including words like “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “continue,” “plans,” “intends,” or other similar terminology. Because forward-looking statements are, in part, an attempt to project future events and explain management’s current plans, they are subject to various risks and uncertainties which could cause our actions and our financial and operational results to differ materially from those set forth in such statements. These risks and uncertainties include, without limitation, our ability maintain and grow our deposit base in the face of continuing uncertainty surrounding the financial institutions industry and our markets in particular; our ability to acquire and maintain capital sufficient to absorb the losses inherent in our loan portfolio and support our continuing operations; our ability to raise additional capital to address the risk of exacerbated or protracted economic declines; our ability to estimate accurately the collectability of our loans and mitigate the potential risks associated with acquisition and sale of any underlying collateral; economic and other factors which affect the collectability of our loans generally; our ability to address the risks associated with the geographic and industry-specific concentrations of our loan portfolio; the impact of banking laws and regulations, competition, and fluctuations in market interest rates on Columbia’s revenues and margins, management’s ability to generate growth from core operations in the face of the announced staffing reductions, and other risks and uncertainties that we have in the past, or that we may from time to time in the future, detail in our filings with the Securities and Exchange Commission ("SEC"). Information presented in this release is accurate as of the date on which the release was issued, and we cannot undertake to update our forward-looking statements or the factors that may cause us to deviate from them, except as required by law.

COLUMBIA BANCORP ANNOUNCES FILING OF FORM 10-Q
AUGUST 10, 2009

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share data and ratios)

	Three Months Ended					Six Months Ended
	June 30,	March 31,	%	June 30,	%	June 30,	June 30,	%
	2009	2009	Change	2008	Change	2009	2008	Change
BALANCE SHEET
Cash and cash equivalents	$189,717	$103,655	83%	$92,821	104%
Investment securities	35,550	42,155	-16%	27,764	28%
Gross loans	799,562	836,317	-4%	942,610	-15%
Non-performing assets (1)	122,648	106,361	15%	42,238	190%
Total assets	1,067,934	1,035,072	3%	1,109,324	-4%
Total deposits	992,696	937,208	6%	939,410	6%
Total liabilities	1,022,892	966,859	6%	1,007,080	2%
Shareholders' equity	45,042	68,213	-34%	102,244	-56%

ALLOWANCE FOR CREDIT LOSSES
Net charge-offs	14,879	10,970	36%	1,815	720%
Allowance for loan losses	22,743	23,222	-2%	17,099	33%
Liability for unfunded loan commitments	590	706	-16%	981	-40%
Allowance for credit losses (2)	23,333	23,928	-2%	18,080	29%
Allowance for loan losses / gross loans	2.84%	2.78%	2%	1.81%	57%
Allowance for credit losses / gross loans	2.92%	2.86%	2%	1.92%	52%
Non-performing assets / total assets	11.48%	10.28%	12%	3.81%	201%

INCOME STATEMENT
Interest income	$12,107	$12,886	-6%	$16,690	-27%	$24,993	$35,155	-29%
Interest expense	5,467	6,122	-11%	5,479	-	11,589	11,582	-
Net interest income before provision for loan losses	6,640	6,764	-2%	11,211	-41%	13,404	23,573	-43%
Provision for loan losses	14,400	9,700	48%	5,650	155%	24,100	8,700	177%
Net interest income (loss) after provision for loan losses	(7,760)	(2,936)	164%	5,561	-240%	(10,696)	14,873	-172%
Non-interest income	2,112	2,227	-5%	3,329	-37%	4,339	6,410	-32%
Non-interest expense	10,399	10,910	-5%	9,624	8%	21,309	20,090	6%
Income (loss) before provision for income taxes	(16,047)	(11,619)	-38%	(734)	-2086%	(27,666)	1,193	-2419%
Provision for (benefit from) income taxes	7,234	(4,717)	-253%	(528)	-1470%	2,517	180	1298%
Net income (loss)	(23,281)	(6,902)	-237%	(206)	-11201%	(30,183)	1,013	-3080%

SHARE DATA
Basic earnings (loss) per common share	$(2.31)	$(0.69)	-235%	$(0.02)	-11450%	$(3.00)	$0.10	-3100%
Diluted earnings (loss) per common share	(2.31)	(0.69)	-235%	(0.02)	-11450%	(3.00)	0.10	-3100%
Basic weighted average shares outstanding	10,064	10,030	-	10,017	-	10,047	10,016	-
Diluted weighted average shares outstanding	10,064	10,030	-	10,017	-	10,047	10,063	-
Actual shares outstanding	10,063	10,065	-	10,082	-	10,063	10,082	-

LIQUIDITY RATIOS (COLUMBIA RIVER BANK)
Liquid assets / total assets	17.48%	10.31%	70%	7.77%	125%
Average gross loans / average deposits	85.53%	88.31%	-3%	101.69%	-16%
Brokered deposits / total deposits	16.08%	20.08%	-20%	18.76%	-14%

FINANCIAL RATIOS
Net interest spread, tax equivalent	2.22%	2.22%	-	3.84%	-42%	2.15%	4.05%	-47%
Net interest margin, tax equivalent	2.74%	2.79%	-2%	4.57%	-40%	2.71%	4.86%	-44%
Efficiency ratio (3)	118.82%	121.34%	2%	65.84%	-80%	120.10%	66.70%	-80%
Return on average assets	-8.81%	-2.59%	-240%	-0.08%	10912%	-5.69%	0.19%	-3095%
Return on average equity	-148.91%	-38.64%	-285%	-0.80%	18513%	-90.06%	1.98%	-4649%
Average equity / average assets	5.92%	6.71%	-12%	9.65%	-39%	6.32%	9.83%	-36%

CAPITAL RATIOS (COLUMBIA RIVER BANK)
Tier 1 leverage ratio	4.16%	5.97%	-30%	8.97%	-54%
Tier 1 risk-based capital ratio	5.15%	7.08%	-27%	9.25%	-44%
Total risk-based capital ratio	6.41%	8.35%	-23%	10.50%	-39%

Notes:
(1) Includes loans on non-accrual status, troubled debt restructured loans and other real estate owned.
(2) Includes allowance for loan losses and liability for unfunded loan commitments.
(3) Non-interest expense divided by net interest income and non-interest income.